Exhibit 2.1

Corporations Section P.O. Box 13697 Austin, Texas 78711-3697	Jose A. Esparza Deputy Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING

OF

Universe Energy Partners, LP

File Number: 804218607

The undersigned, as Deputy Secretary of State of Texas, hereby certifies that a Certificate of Formation for the above named Domestic Limited Partnership (LP) has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Deputy Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

The issuance of this certificate does not authorize the use of a name in this state in violation of the rights of another under the federal Trademark Act of 1946, the Texas trademark law, the Assumed Business or Professional Name Act, or the common law.

Dated: 08/30/2021

Effective: 08/30/2021

/s/ Jose A. Esparza Jose A. Esparza Deputy Secretary of State

Come visit us on the Internet at https://www.sos.texas.gov/

Phone: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Austin Swinburn	TID: 10306	Document: 1075553940002

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CERTIFICATE OF FORMATION

OF

UNIVERSE ENERGY PARTNERS, LP

Pursuant to the provisions of the Texas Business Organizations Code, the undersigned certifies as follows:

1.                 The name of the limited partnership is Universe Energy Partners, LP.

2.                 The street address of the initial registered office of the limited partnership is Premier Place 5910 North Central Expressway, Suite 370, Dallas. Texas 75206, and the name of its initial registered agent for service of process at such address is David William Vaughan.

3.                 The location of the principal place of business of the limited partnership where records are to be kept or made available is Premier Place 5910 North Central Expressway, Suite 370, Dallas, Texas 75206, or at such other location that may hereafter be determined by the limited partnership.

4.                 The name, the mailing address and the business street address of the General Partner of the limited partnership is:

Universe Energy, I

Premier Place

5910 North Central Expressway, Suite 370

Dallas, Texas 75206

5.                 This Certificate of Formation shall become effective when filed by the Secretary of State.

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: August 30th, 2021	Universe Energy LLC
its general partner

	By:	/s/ David William Vaughan
David William Vaughan
President

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